EXHIBIT 99.1

GSI Technology, Inc. Reports Third Quarter Fiscal 2020 Results

SUNNYVALE, Calif., Jan. 30, 2020 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its third fiscal quarter ended December 31, 2019.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Dec. 31, 2019	Sept. 30, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Net revenues	$10,049	$11,740	$14,702	$34,808	$38,800
Gross margin (%)	60.2%	55.9%	68.3%	59.9%	61.5%
Operating expenses	$10,792	$8,491	$7,803	$27,755	$23,675
Operating income (loss)	$(4,743)	$(1,923)	$2,236	$(6,895)	$183
Net income (loss)	$(4,620)	$(1,768)	$2,262	$(6,513)	$265
Net income (loss) per share, diluted	$(0.20)	$(0.08)	$0.10	$(0.28)	$0.01

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “We anticipate 2020 to be the year of design wins for Gemini-1™ for several similarity search applications, including signal and object identification and classification, facial recognition, drug discovery for new drug development, and visual search for ecommerce. In 2019, we made significant progress on Gemini-1™. Looking ahead, in March we anticipate completing the benchmarking of our Gemini-1™ chip against industry standard benchmarks for similarity search using FAISS and ANN industry standards with databases up to a billion items. We expect to publish our results in summer of 2020, followed by the qualifications for Gemini-1™, which we anticipate to be completed in the second half of 2020. Our AI team is finalizing the software libraries and algorithms for Gemini-1™ in preparation for customer workshops. I appreciate our AI team’s hard work to bring Gemini-1™ to market, and the consistent performance from our legacy business team that has allowed us to fund the development of our Gemini-1™ AI processor. GSI is bringing a revolutionary approach to AI with our in-memory processing technology, unique to our device and ultimately what we anticipate will be a game-changer for speed, power and scale in AI.”

Commenting on third quarter results and the outlook for GSI’s fourth quarter of fiscal 2020, Mr. Shu stated, “Third quarter results were within the range of guidance provided in our last earnings release for net revenues in a range of $9.7 million to $10.7 million, with gross margin of approximately 60% to 62%. Our current expectations for the upcoming quarter are net revenues in a range of $8.5 million to $9.5 million, with gross margin of approximately 50% to 52%.”

Third Quarter Fiscal Year 2020 Summary Financials

The Company reported a net loss of $(4.6 million), or $(0.20) per diluted share, on net revenues of $10.0 million for the third quarter of fiscal 2020, compared to net income of $2.3 million, or $0.10 per diluted share, on net revenues of $14.7 million for the third quarter of fiscal 2019 and a net loss of $(1.8) million, or $(0.08) per diluted share, on net revenues of $11.7 million in the second quarter of fiscal 2020. Gross margin was 60.2% compared to 68.3% in the prior year period and 55.9% in the preceding second quarter. The change in gross margin was primarily due to changes in product mix sold in the three periods.

In the third quarter of fiscal 2020, sales to Nokia were $2.6 million, or 26.3% of net revenues compared to $6.6 million, or 45.2% of net revenues, in the same period a year ago and $5.3 million, or 45.2% of net revenues in the prior quarter. Military/defense sales were 18.9% of third quarter shipments compared to 16.7% of shipments in the comparable period a year ago and 23.4% of shipments in the prior quarter. SigmaQuad sales were 62.0% of third quarter shipments compared to 69.7% in the third quarter of fiscal 2019 and 63.5% in the prior quarter.

Total operating expenses in the third quarter of fiscal 2020 were $10.8 million, compared to $7.8 million in the third quarter of fiscal 2019 and $8.5 million in the prior quarter. Research and development expenses were $8.2 million, compared to $5.2 million in the prior year period and $5.8 million in the prior quarter. The increase in R&D expenses reflects a charge of $2.7 million during the third quarter of fiscal 2020 for purchased intellectual property that will be incorporated into the next generation of our Gemini™ chips. Selling, general and administrative expenses were $2.6 million in the quarter ended December 31, 2019 compared to $2.6 million in the prior year quarter, and down from $2.7 million in the previous quarter.

Third quarter fiscal 2020 operating loss was $(4.7 million) compared to operating income of $2.2 million in the prior year period and an operating loss of $(1.9 million) in the prior quarter. Third quarter fiscal 2020 net loss included interest and other income of $207,000 and a tax provision of $84,000, compared to $96,000 in interest and other income and a tax provision of $70,000 for the same period a year ago. In the preceding second quarter, net loss included interest and other income of $210,000 and a tax provision of $55,000.

Total third quarter pre-tax stock-based compensation expense was $629,000 compared to $592,000 in the comparable quarter a year ago and $642,000 in the prior quarter.

At December 31, 2019, the Company had $68.3 million in cash, cash equivalents and short-term investments and $5.3 million in long-term investments, compared to $61.8 million in cash, cash equivalents and short-term investments and $9.0 million in long-term investments at March 31, 2019. Working capital was $71.8 million as of December 31, 2019 versus $68.6 million at March 31, 2019, with no debt.  Stockholders’ equity as of December 31, 2019 was $92.2 million compared to $93.2 million as of the fiscal year ended March 31, 2019.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2019 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 30, 2020. To listen to the teleconference, please call toll-free 1-888-394-8218 approximately 10 minutes prior to the above start time and provide Conference ID 5688373. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI’s resources are currently focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-1™, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly and fiscal year-end closing process.  Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc. GSI Technology, Inc. Douglas M. Schirle Chief Financial Officer 408-331-9802

Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2019	2018	2019	2018

Net revenues	$10,049	$11,740	$14,702	$34,808	$38,800
Cost of goods sold	4,000	5,172	4,663	13,948	14,942

Gross profit	6,049	6,568	10,039	20,860	23,858

Operating expenses:

Research & development	8,208	5,833	5,171	19,636	15,773
Selling, general and administrative	2,584	2,658	2,632	8,119	7,902
Total operating expenses	10,792	8,491	7,803	27,755	23,675

Operating income (loss)	(4,743)	(1,923)	2,236	(6,895)	183

Interest and other income, net	207	210	96	564	264

Income (loss) before income taxes	(4,536)	(1,713)	2,332	(6,331)	447
Provision for income taxes	84	55	70	182	182
Net income (loss)	$(4,620)	$(1,768)	$2,262	$(6,513)	$265

Net income (loss) per share, basic	$(0.20)	$(0.08)	$0.10	$(0.28)	$0.01
Net income (loss) per share, diluted	$(0.20)	$(0.08)	$0.10	$(0.28)	$0.01

Weighted-average shares used in
computing per share amounts:

Basic	23,096	22,975	21,979	22,894	21,798
Diluted	23,096	22,975	22,769	22,894	23,139

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2019	2019	2018	2019	2018

Cost of goods sold	$77	$52	$71	$184	$185
Research & development	347	397	330	1,143	974
Selling, general and administrative	205	193	191	595	527
	$629	$642	$592	$1,922	$1,686

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2019	March 31, 2019
Cash and cash equivalents	$47,971	$42,495
Short-term investments	20,343	19,346
Accounts receivable	5,398	7,339
Inventory	4,521	5,685
Other current assets	2,548	2,500
Net property and equipment	8,355	9,001
Long-term investments	5,322	8,997
Other assets	11,453	10,860
Total assets	$105,911	$106,223

Current liabilities	$9,014	$8,733
Long-term liabilities	4,650	4,335
Stockholders' equity	92,247	93,155
Total liabilities and stockholders' equity	$105,911	$106,223